Exhibit G

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of 19 March 2014 (this “Agreement”), is by and among:

1)                                     WSP OCTG GROUP Ltd. (WSP石油钢管集团有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands (“WSP OCTG”);

2)                                     JM OCTG GROUP Ltd. (JM石油钢管集团有限公司), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of WSP OCTG (“JM OCTG”);

3)                                     Wuxi Heavy Industries, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“New Parent”);

4)                                     WHI Acquisitions, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of New Parent (“New Merger Sub”);

5)                                     solely for purposes of Section 2 hereof, UMW China Ventures (L) Ltd., a corporation incorporated in Labuan, Malaysia (“UMW”);

6)                                     solely for purposes of Section 2 hereof, Expert Master Holdings Limited, a company incorporated under the laws of the British Virgin Islands (“Founder Holdco”);

7)                                     solely for purposes of Section 2 hereof, Longhua Piao, a citizen of the PRC (“Founder”); and

8)                                     solely for purposes of Section 2.1 hereof, WSP Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of 21 February 2013, as amended on 15 August 2013, by and among the Company, WSP OCTG and JM OCTG (as amended, the “Merger Agreement”), the Company, WSP OCTG and JM OCTG have agreed to the terms of the merger of JM OCTG with and into the Company (the “Merger”);

WHEREAS, as a condition and inducement to WSP OCTG’s and JM OCTG’s willingness to enter into the Merger Agreement, the Rollover Shareholders, WSP OCTG and JM OCTG entered into a rollover agreement, dated as of 21 February 2013, pursuant to which the Rollover Shareholders will contribute to WSP OCTG and/or JM OCTG the Rollover Shares (the “Rollover Agreement”);

WHEREAS, as a condition and inducement to WSP OCTG’s, JM OCTG’s and the Company’s willingness to enter into the Merger Agreement, each of the Rollover Shareholders entered into a voting agreement with WSP OCTG and JM OCTG, dated as of 21 February 2013, pursuant to which each of the Rollover Shareholders agrees to vote, or cause to be voted, all Shares that it owns in favor of the authorization and approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Voting Agreements”);

WHEREAS, pursuant to an Amendment No. 2 and Assignment and Assumption Agreement, dated as of 19 March 2014, by and among WSP OCTG,  JM OCTG, H.D.S. Investments LLC, the sole shareholder of WSP OCTG, New Parent, New Merger Sub, General Transactions, Inc., the sole shareholder of New Parent, and the Company (the “Amendment No. 2 and Assignment and Assumption Agreement”), WSP OCTG and JM OCTG have assigned all of their rights and obligations arising under the Merger Agreement and certain ancillary documents relating thereto to New Parent and New Merger Sub, and in each case New Parent and New Merger Sub have assumed all such rights and undertaken to perform all such obligations (the “Assignment and Assumption”);

WHEREAS, in connection with the Assignment and Assumption, WSP OCTG and JM OCTG desire to assign representations, warranties, rights, benefits, liabilities and obligations arising under each of the Voting Agreements to New Parent and New Merger Sub, respectively, and New Parent and New Merger Sub desire to assume and discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations, respectively (the “Voting Agreement Assignment”);

WHEREAS, in connection with the Assignment and Assumption, WSP OCTG and JM OCTG desire to assign representations, warranties, rights, benefits, liabilities and obligations arising under the Rollover Agreement to New Parent and New Merger Sub, respectively, and New Parent and New Merger Sub desire to assume and discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations, respectively (the “Rollover Agreement Assignment”);

WHEREAS, pursuant to Section 6.13 of each of the Voting Agreements, WSP OCTG and JM OCTG may assign each of the Voting Agreements in whole in connection with a permitted assignment of the Merger Agreement;

WHEREAS, pursuant to Section 12(n) of the Rollover Agreement, WSP OCTG and JM OCTG may assign the Rollover Agreement in whole in connection with a permitted assignment of the Merger Agreement;

WHEREAS, in connection with the Voting Agreement Assumption and the Rollover Agreement Assumption, the parties hereto desire to make certain amendments to each of the Voting Agreements and the Rollover Agreement (the “Amendment”);

WHEREAS, pursuant to Section 6.8 of each of the Voting Agreements, each of the Voting Agreements may be amended in a signed writing by the parties thereto and the Company; and

WHEREAS, pursuant to Section 12(i) of the Rollover Agreement, the Rollover Agreement may be amended upon the prior written consent of each of WSP OCTG, UMW and Founder Holdco.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the parties hereto agree to the Voting Agreement Assignment, the Rollover Agreement Assignment and the Amendment as set forth below.

SECTION 1

THE ASSIGNMENT AND ASSUMPTION

1.1          Assignment and Assumption of the Voting Agreements.  WSP OCTG hereby assigns to New Parent all of its representations, warranties, rights, benefits, liabilities and obligations arising under each of the Voting Agreements, and New Parent hereby assumes and undertakes to discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.  JM OCTG hereby assigns to New Merger Sub all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Voting Agreements, and New Merger Sub hereby assumes and undertakes to discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

1.2          Assignment and Assumption of the Rollover Agreement.  WSP OCTG hereby assigns to New Parent all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Rollover Agreement, and New Parent hereby assumes and undertakes to discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.  JM OCTG hereby assigns to New Merger Sub all of its representations, warranties, rights, benefits, liabilities and obligations arising under the Rollover Agreement, and New Merger Sub hereby assumes and undertakes to discharge or perform when due all of said representations, warranties, rights, benefits, liabilities and obligations.

SECTION 2

THE AMENDMENT

2.1          The correspondence information of Parent and Merger Sub in Section 6.2 of each of the Voting Agreements is hereby amended and replaced in its entirety to read:

“if to Parent or Merger Sub to:

Unit A2202, Jianwai SOHO

39 East 3rd Ring Road

Chaoyang District

Beijing 100022, P.R. China

Attention: Sergey Borovskiy

Facsimile No.: +86 10 5869 5611

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
452 Fifth Avenue
New York, NY 10018

United States

Attention: Clyde E. Rankin, III (clyde.rankin@bakermckenzie.com)

Facsimile No.: +1 212 310 1639”

2.2          The correspondence information of Parent and Merger Sub in Section 12(a) of the Rollover Agreement is hereby amended and replaced in its entirety to read:

“if to Parent or Merger Sub, at:

Unit A2202, Jianwai SOHO

39 East 3rd Ring Road

Chaoyang District

Beijing 100022, P.R. China

Attention: Sergey Borovskiy

Facsimile No.: +86 10 5869 5611”

2.3          Exhibit A of the Rollover Agreement is hereby amended and replaced in its entirety with the form attached hereto as Exhibit A.

SECTION 3

FURTHER ASSURANCE

3.1          The parties hereto hereby undertake to take all such further actions and do such further things as may be necessary to cause the Voting Agreement Assignment and the Rollover Agreement Assignment to be consummated and become effective.

SECTION 4

MISCELLANEOUS

4.1          Confirmation of the Voting Agreements and the Rollover Agreement.  Except as herein expressly amended, each of the Voting Agreements and the Rollover Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and be enforceable against them in accordance with its terms. Each reference in each of the Voting Agreements and the Rollover Agreement to “this Agreement” shall mean each of the Voting Agreements and the Rollover Agreement as amended by this Agreement, and as it may hereafter be further amended, restated, supplemented or otherwise modified.

4.2          Governing Law.  This Agreement and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

4.3          Consent to Jurisdiction.  In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration. The arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules and the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, and shall be conducted in the manner as provided under Section 10.9 of the Merger Agreement. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions hereunder shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the parties pursuant to or relating to this Agreement, each party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

4.4          Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5          Entire Agreement.  This Agreement and all other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

4.6          Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assign. This Agreement may not be amended or waived except with the prior written consent of the parties hereto.

4.7          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WSP OCTG GROUP LTD. (WSP石油钢管集团有限公司)

By:	/s/ Jubao Xie

Name:	Jubao Xie

Title:	Director

[Signature page to Assignment and Assumption Agreement]

JM OCTG GROUP LTD. (JM 石油钢管集团有限公司)

By:	/s/ Jubao Xie

Name:	Jubao Xie

Title:	Director

[Signature page to Assignment and Assumption Agreement]

Wuxi Heavy Industries, Ltd

By:	/s/ Sergey Borovskiy

Name:	Sergey Borovskiy

Title:	Director

[Signature page to Assignment and Assumption Agreement]

WHI Acquisitions, Ltd.

By:	/s/ Sergey Borovskiy

Name:	Sergey Borovskiy

Title:	Director

[Signature page to Assignment and Assumption Agreement]

UMW China Ventures (L) Ltd.

By:	/s/ Datuk Syed Hisham bin Syed Wazir

Name:	Datuk Syed Hisham bin Syed Wazir

Title:	President and Group CEO

[Signature page to Assignment and Assumption Agreement]

Expert Master Holdings Limited

By:	/s/ Longhua Piao

Name:	Longhua Piao

Title:	Director

[Signature page to Assignment and Assumption Agreement]

Longhua Piao

By:	/s/ Longhua Piao

Name:	Longhua Piao

Title:	Longhua Piao

[Signature page to Assignment and Assumption Agreement]

WSP HOLDINGS LIMITED

By:	/s/ Dennis D. Zhu

Name:	Dennis D. Zhu

Title:	Chairman, Special Committee

[Signature page to Assignment and Assumption Agreement]

Exhibit A

Form of Shareholders Agreement